Exhibit 99.1
DOLLAR TREE, INC. REPORTS RESULTS FOR THE SECOND QUARTER FISCAL 2018

~ Consolidated Sales Increased 4.6% to $5.53 Billion ~
~ Diluted Earnings per Share Increased 17.3% to $1.15 vs. $0.98 ~
~ Enterprise Same-Store Sales Increased 1.8% ~
~ Same-Store Sales by Segment: Dollar Tree +3.7%, Family Dollar 0.0% ~

CHESAPEAKE, Va. - August 30, 2018 - Dollar Tree, Inc. (NASDAQ: DLTR), North America's leading operator of discount variety stores, today reported financial results for the quarter ended August 4, 2018.
“I am proud of our team’s accomplishments in the second quarter. In addition to posting earnings near the top end of our guidance range, our Dollar Tree banner delivered increases in both traffic and ticket, and our Family Dollar banner’s same-store sales were flat compared to last year’s 1% increase. Importantly, Family Dollar’s consumables business was positive for the seventh consecutive quarter,” stated Gary Philbin, President and Chief Executive Officer. “Dollar Tree’s 3.7% comp was on top of last year’s 3.9% increase; and represented the fifth consecutive quarter of same-store sales growth exceeding 3.5%. We also celebrated the grand opening of our 15,000th store, and the opening of our 23rd U.S. distribution center. Both of these milestones call out the continued opportunities for growth across North America for our Dollar Tree and Family Dollar banners.”
Second Quarter Results
Consolidated net sales increased 4.6% to $5.53 billion from $5.28 billion in the prior year’s second quarter. Enterprise same-store sales increased 1.8% on a constant currency basis (or 1.9% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Dollar Tree banner increased 3.7% on a constant currency basis (or 3.8% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Family Dollar banner were flat at 0.0%.
Gross profit increased 2.2% to $1.66 billion in the quarter compared to $1.63 billion in the prior year’s second quarter. As a percent of sales, gross margin decreased to 30.1% compared to 30.8% in the prior year. The 70 basis point decline was driven primarily by higher domestic freight, shrink and distribution costs, partially offset by lower merchandise costs.
Selling, general and administrative expenses were 23.2% of sales compared to 22.9% of sales in the prior year's second quarter. The 30 basis point increase in selling, general and administrative expenses was driven by higher store payroll expenses related to the Company’s reinvestment of a portion of its tax savings, partially offset by lower depreciation and amortization costs and lower store repairs and maintenance costs, as a percentage of sales.
Operating income for the quarter was $382.5 million compared with $419.5 million in the same period last year and operating income margin was 6.9% in the current quarter compared to 7.9% of sales in last year’s quarter.
The Company's effective tax rate for the quarter was 18.9% compared to 32.0% in the prior year period. The decrease in rate was due to the Tax Cuts and Jobs Act (TCJA) signed into law on December 22, 2017, which lowered the federal corporate tax rate to 21% from 35% and made numerous other law changes effective January 1, 2018. The 2018 and 2017 rates also reflect reductions of $8.1 million and $4.1 million, respectively, in the reserve for uncertain tax positions resulting from statute expirations.
Net income compared to the prior year's second quarter increased $40.1 million to $273.9 million and diluted earnings per share increased 17.3% to $1.15 compared to $0.98 in the prior year’s quarter.

During the quarter, the Company opened 146 stores, expanded or relocated 13 stores, and closed 26 stores. Retail selling square footage at quarter end was approximately 118.5 million square feet.
First Six Months Results
Consolidated net sales increased 4.8% to $11.08 billion from $10.57 billion in the same period last year. Enterprise same-store sales increased 1.6% on a constant currency basis (or 1.7% when adjusted to include the impact of Canadian currency fluctuations). Same-store sales for the Dollar Tree banner increased 3.9%. Same-store sales for the Family Dollar banner decreased 0.5%.
Gross profit increased 3.3% to $3.36 billion from $3.25 billion in the first six months of 2017. As a percent of sales, gross margin decreased 40 basis points to 30.4% from 30.8% in the prior year period.
Selling, general and administrative expenses were 23.0% of sales compared to 23.2% of sales for the first six months of 2017. The prior year period included a $53.5 million receivable impairment. Excluding the receivable impairment, selling, general and administrative expenses, as a percentage of sales, were 22.6% in the prior year’s period.
Operating income for the period increased to $820.1 million compared with $808.3 million in the same period last year. Operating income margin decreased to 7.4% in the current year period from 7.6% of sales in the prior year. Excluding the $53.5 million receivable impairment, operating income margin from the prior year’s period was 8.2%.
Net interest expense for the period was $276.1 million compared to $150.5 million in the prior year’s period. The increase is due to the prepayment premiums paid of $107.8 million and $6.5 million related to the redemption of the 5.75% Acquisition Notes due 2023 and Term Loan B-2, respectively. Also, in connection with the Company’s debt refinancing in the first quarter, $41.2 million of amortizable non-cash deferred financing costs were accelerated and expensed.
The Company's effective tax rate for the period was 20.3% compared to 33.9% in the prior year period. The decrease in rate was due to the TCJA and the effect of the statute expirations.
Net income compared to the prior year's second quarter increased slightly to $434.4 million and GAAP diluted earnings per share was $1.82 compared to $1.83 in the prior year’s period. Excluding debt refinancing costs in the current year and the receivable impairment from the prior year, diluted earnings per share improved 18.8% to an adjusted $2.34 compared to an adjusted $1.97 from the prior year period.
Company Outlook
The Company estimates consolidated net sales for the third quarter of 2018 to range from $5.53 billion to $5.64 billion, based on a low single-digit increase in same-store sales for the combined enterprise. Diluted earnings per share are estimated to be in the range of $1.11 to $1.18.
Consolidated net sales for full-year fiscal 2018 are now expected to range from $22.75 billion to $22.97 billion compared to the Company’s previously expected range of $22.73 billion to $23.05 billion. This estimate is based on a low single-digit increase in same-store sales and 3.4% square footage growth. The United States Department of Commerce recently imposed an anti-dumping duty on certain ribbon purchased from China. The Company expects to incur a charge of $0.04 per share in the fourth quarter and this charge is included in the updated fiscal 2018 outlook. The Company now anticipates net income per diluted share for full-year fiscal 2018 will range between $4.85 and $5.05. This compares to the Company’s previously expected range of $4.80 to $5.10.
Philbin added, “Our Dollar Tree banner continues to perform at a high level and the impact of our initiatives continue to drive top line revenue. Our efforts at Family Dollar continue to focus around delivering a better shopping experience, and we are pleased with the results of our renovation program to date. Our customers are responding to the assortment and layout and we expect to exceed our store renovations target for this fiscal year. Together, the banners are focused to deliver increased value to long-term shareholders by continuing to grow and improve our business.”

Conference Call Information
On Thursday, August 30, 2018, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 888-254-3590. A recorded version of the call will be available until midnight Wednesday, September 5, 2018, and may be accessed by dialing 888-203-1112. The access code is 4700872. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, September 5, 2018.
Dollar Tree, a Fortune 200 Company, operated 15,073 stores across 48 states and five Canadian provinces as of August 4, 2018. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding third quarter 2018 and full-year 2018 net sales, same-store sales, diluted earnings per share, square footage growth, freight and shrink expense, interest expense savings, the impact of the Tax Cuts and Jobs Act, the impacts of freight costs and implemented and proposed tariffs as well as anti-dumping duties on our business, the benefits, results, and effects of the merger with Family Dollar, including integration plans and synergies, and future financial and operating results and shareholder value, the combined company’s plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K/A filed March 26, 2018, and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.
CONTACT:    Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017

Net sales	$5,525.6	$5,281.2	$11,079.3	$10,568.3

Cost of sales	3,861.7	3,653.4	7,715.8	7,313.4

Gross profit	1,663.9	1,627.8	3,363.5	3,254.9
	30.1%	30.8%	30.4%	30.8%

Selling, general & administrative expenses, excluding Receivable impairment	1,281.4	1,205.7	2,543.4	2,393.1
	23.2%	22.8%	23.0%	22.6%

Receivable impairment	—	2.6	—	53.5
	—%	—%	—%	0.5%

Selling, general & administrative expenses	1,281.4	1,208.3	2,543.4	2,446.6
	23.2%	22.9%	23.0%	23.2%

Operating income	382.5	419.5	820.1	808.3
	6.9%	7.9%	7.4%	7.6%

Interest expense, net	46.1	75.8	276.1	150.5
Other (income) expense, net	(1.3)	0.1	(1.1)	0.4

Income before income taxes	337.7	343.6	545.1	657.4
	6.1%	6.5%	4.9%	6.2%

Income tax expense	63.8	109.8	110.7	223.1
Income tax rate	18.9%	32.0%	20.3%	33.9%

Net income	$273.9	$233.8	$434.4	$434.3
	5.0%	4.4%	3.9%	4.1%

Net earnings per share:
Basic	$1.15	$0.99	$1.83	$1.84
Weighted average number of shares	237.9	236.7	237.7	236.5

Diluted	$1.15	$0.98	$1.82	$1.83
Weighted average number of shares	238.6	237.4	238.5	237.4

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expense outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

In the first quarter of 2018, the Company entered into a new Credit Agreement that provided a $1.25 billion revolving credit facility and a $782.0 million term loan facility. The Company also announced the registered offering of $750.0 million aggregate principal amount of Senior Floating Rate Notes due 2020, $1.0 billion of 3.7% Senior Notes due 2023, $1.0 billion of 4.0% Senior Notes due 2025 and $1.25 billion of Senior Notes due 2028. In connection with entry into the new Credit Agreement, the Company terminated the existing Credit Agreement and paid a redemption premium of $6.5 million for the early payment of the Term Loan B-2 Loans. In connection with the offering of the new Senior Notes, the Company redeemed the 5.75% Senior Notes due 2023 and paid a redemption premium of $107.8 million. In connection with the termination of the old Credit Agreement and the payment of Term Loan B-2 and the 5.75% Senior Notes due 2023, the Company accelerated the expense of approximately $41.2 million of amortizable non-cash deferred financing costs and expensed approximately $0.4 million in non-capitalizable transaction costs. Interest on the new debt was approximately $7.9 million in the first quarter and the interest foregone on the redemption of Term Loan A-1 and Term Loan B-2 was approximately $3.3 million.

In the first quarter of 2017, the Company evaluated the collectability of its divestiture-related receivable from Dollar Express, which acquired the stores that the FTC required the Company to divest. Based on a number of factors, the Company determined the outstanding balance of $50.9 million was not recoverable and recorded an impairment charge to write down the receivable to zero. During the second quarter of 2017, Dollar Express completed the liquidation of its stores and continued to be in default of its obligations to the Company, including its obligation to pay the receivable. An additional $2.6 million was recorded as a receivable and impaired in the 13 weeks ended July 29, 2017. The total receivable impairment for the 26 weeks ended July 29, 2017 was $53.5 million.

Reconciliation of Adjusted Net Income:	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net income (GAAP)	$273.9	$233.8	$434.4	$434.3
SG&A adjustment:
Receivable impairment	—	2.6	—	53.5
Interest expense adjustment:
Redemption premium on 2023 Senior Notes	—	—	107.8	—
Redemption premium on Term Loan B-2	—	—	6.5	—
Deferred financing costs acceleration and non-capitalizable transaction costs	—	—	41.6	—
Interest expense new Senior Notes	—	—	7.9	—
Interest expense foregone on redemption of Term Loan A-1 and Term Loan B-2	—	—	(3.3)	—

Provision for income taxes on adjustment	—	(1.0)	(36.9)	(20.3)
Adjusted Net income (Non-GAAP)	$273.9	$235.4	$558.0	$467.5

Reconciliation of Adjusted EPS:	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Diluted earnings per share (GAAP)	$1.15	$0.98	$1.82	$1.83
Adjustment, net of tax	—	0.01	0.52	0.14
Adjusted EPS (Non-GAAP)	$1.15	$0.99	$2.34	$1.97

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

Reconciliation of Adjusted Operating Income:	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Operating income (GAAP)	$382.5	$419.5	$820.1	$808.3
SG&A adjustment:
Receivable impairment	—	2.6	—	53.5
Adjusted Operating income (Non-GAAP)	$382.5	$422.1	$820.1	$861.8

Reconciliation of Adjusted Operating Income - Family Dollar segment:	13 Weeks Ended		26 Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Operating income (GAAP)	$84.8	$130.4	$192.2	$203.8
SG&A adjustment:
Receivable impairment	—	2.6	—	53.5
Adjusted Operating income (Non-GAAP)	$84.8	$133.0	$192.2	$257.3

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				26 Weeks Ended
	August 4, 2018		July 29, 2017		August 4, 2018		July 29, 2017
Net sales:
Dollar Tree	$2,768.8		$2,586.9		$5,553.2		$5,158.6
Family Dollar	2,756.8		2,694.3		5,526.1		5,409.7
Total net sales	$5,525.6		$5,281.2		$11,079.3		$10,568.3

Gross profit:
Dollar Tree	$955.3	34.5%	$895.8	34.6%	$1,916.1	34.5%	$1,792.5	34.7%
Family Dollar	708.6	25.7%	732.0	27.2%	1,447.4	26.2%	1,462.4	27.0%
Total gross profit	$1,663.9	30.1%	$1,627.8	30.8%	$3,363.5	30.4%	$3,254.9	30.8%

Operating income:
Dollar Tree	$297.7	10.8%	$289.1	11.2%	$627.9	11.3%	$604.5	11.7%
Family Dollar	84.8	3.1%	130.4	4.8%	192.2	3.5%	203.8	3.8%
Total operating income	$382.5	6.9%	$419.5	7.9%	$820.1	7.4%	$808.3	7.6%

	13 Weeks Ended						26 Weeks Ended
	August 4, 2018			July 29, 2017			August 4, 2018			July 29, 2017
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	6,716	8,241	14,957	6,444	8,038	14,482	6,650	8,185	14,835	6,360	7,974	14,334
New	82	64	146	76	57	133	150	126	276	165	132	297
Rebanner (a)	17	(21)	(4)	—	—	—	17	(24)	(7)	—	—	—
Closings	(3)	(23)	(26)	(14)	(20)	(34)	(5)	(26)	(31)	(19)	(31)	(50)
Ending	6,812	8,261	15,073	6,506	8,075	14,581	6,812	8,261	15,073	6,506	8,075	14,581
Selling Square Footage (in millions)	58.7	59.8	118.5	56.1	58.4	114.5	58.7	59.8	118.5	56.1	58.4	114.5
Growth Rate (Square Footage)	4.6%	2.4%	3.5%	5.3%	1.6%	3.3%	4.6%	2.4%	3.5%	5.3%	1.6%	3.3%

(a) Stores are included as rebanners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	August 4,	February 3,	July 29,
	2018	2018	2017

Cash and cash equivalents	$647.3	$1,097.8	$693.3
Short-term investments	—	—	4.0
Merchandise inventories, net	3,288.2	3,169.3	2,928.5
Other current assets	337.3	309.2	189.4
Total current assets	4,272.8	4,576.3	3,815.2

Property, plant and equipment, net	3,316.1	3,200.7	3,115.4
Assets available for sale	6.9	8.0	10.4
Goodwill	5,023.9	5,025.2	5,025.2
Favorable lease rights, net	334.5	375.3	420.4
Tradename intangible asset	3,100.0	3,100.0	3,100.0
Other intangible assets, net	4.7	4.8	4.9
Other assets	44.7	42.5	40.8

Total assets	$16,103.6	$16,332.8	$15,532.3

Current portion of long-term debt	$—	$915.9	$165.9
Accounts payable	1,241.7	1,174.8	1,196.3
Income taxes payable	14.1	31.5	—
Other current liabilities	651.6	736.9	722.5
Total current liabilities	1,907.4	2,859.1	2,084.7

Long-term debt, net, excluding current portion	5,041.8	4,762.1	5,595.0
Unfavorable lease rights, net	89.2	100.0	111.5
Deferred tax liabilities, net	976.0	985.2	1,449.8
Income taxes payable, long-term	30.1	43.8	41.6
Other liabilities	411.6	400.3	389.5

Total liabilities	8,456.1	9,150.5	9,672.1

Shareholders' equity	7,647.5	7,182.3	5,860.2

Total liabilities and shareholders' equity	$16,103.6	$16,332.8	$15,532.3

The February 3, 2018 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	26 Weeks Ended
	August 4,	July 29,
	2018	2017

Cash flows from operating activities:
Net income	$434.4	$434.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	304.0	305.2
Provision for deferred taxes	(9.4)	(6.8)
Amortization of debt discount and debt-issuance costs	51.7	8.4
Receivable impairment	—	53.5
Other non-cash adjustments to net income	49.1	49.2
Loss on debt extinguishment	114.7	—
Changes in operating assets and liabilities	(175.7)	(168.6)
Total adjustments	334.4	240.9
Net cash provided by operating activities	768.8	675.2

Cash flows from investing activities:
Capital expenditures	(394.3)	(271.7)
Proceeds from (payments for) fixed asset disposition	(0.4)	2.1
Net cash used in investing activities	(394.7)	(269.6)

Cash flows from financing activities:
Proceeds from long-term debt, net of discount	4,775.8	—
Principal payments for long-term debt	(5,432.7)	(569.3)
Debt-issuance and debt extinguishment costs	(155.3)	—
Proceeds from revolving credit facility	50.0	—
Repayments of revolving credit facility	(50.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	10.2	14.9
Cash paid for taxes on exercises/vesting of stock-based compensation	(21.7)	(24.7)
Net cash used in financing activities	(823.7)	(579.1)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	0.4
Net decrease in cash and cash equivalents	(450.5)	(173.1)
Cash and cash equivalents at beginning of period	1,097.8	866.4
Cash and cash equivalents at end of period	$647.3	$693.3